Exhibit 21

Subsidiaries of Registrant
Year Ended December 31, 2005
Subsidiaries	State or Jurisdiction of Incorporation	Percentage of Voting Securities Owned

AiC Analysts Limited	United Kingdom	100.0%

Medical Concepts Staffing, Inc.	Minnesota	100.0%

Analysts International Strategic Sourcing Services, LLC	Minnesota	100.0%

Analysts International Business Resources Services, LLC	Minnesota	100.0%

Analysts International Business Solutions Services, LLC	Minnesota	100.0%

Analysts International Management Services, LLC	Minnesota	100.0%